Exhibit 99.1	Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports first quarter results;
declares cash distribution
Sioux City, Iowa (April 24, 2008)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $81.6 million ($3.93 per Common Unit) on revenues of $174.5 million for the first quarter ended March 31, 2008. This compares with net income of $35.3 million ($1.87 per Common Unit) on revenues of $128.2 million for the 2007 first quarter.
TNCLP also announced a cash distribution for the quarter ended March 31, 2008, of $4.20 per common limited partnership unit payable May 28, 2008, to holders of record as of May 8, 2008. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, cash requirements for working capital needs, and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of results
TNCLP’s first quarter earnings improvement over last year was due to higher nitrogen products selling prices, partially offset by lower sales volumes and higher natural gas costs. Commodity grain prices and U.S. nitrogen demand continued to be strong in the 2008 first quarter, contributing to the improved selling prices. Ammonia sales volumes decreased primarily because cold, wet conditions early in the application season delayed product shipments. From the 2007 to the 2008 first quarter, TNCLP’s:
•	Ammonia and UAN selling prices increased by 46 percent and 54 percent, respectively. (Note that Terra previously reported UAN data on a 28% nitrogen basis. Beginning this quarter, we report all UAN data on a 32% nitrogen basis, and have converted all 2007 UAN data for comparison purposes.)

•	Ammonia sales volumes decreased by 45 percent.

•	Natural gas unit costs increased by 12 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at March 31, 2008, fixed prices for about 23 percent of its next 12 months’ natural gas requirements at $14.5 million below published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statement
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Product revenues	$174,253	$127,852
Other income	279	305

Total revenues	174,532	128,157

Cost of goods sold	91,971	90,770

Total gross profit	82,561	37,387

Operating expenses	3,524	3,178
Interest expense—net	(2,559)	(1,121)

Net income	$81,596	$35,330

Net income allocable to Common Units	$72,704	$34,624

Earnings per Common Unit	$3.93	$1.87

Nitrogen Volumes and Prices

Note:	All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
First quarter	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]

Ammonia	38	519	69	356
UAN	502	281	502	182
Natural Gas Costs/MMBtu2

Three Months Ended
March 31,
2008	2007
7.16	6.39

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2008	2007
ASSETS
Cash and cash equivalents	$248,780	$99,820
Demand deposit with affiliate	1,012	—
Accounts receivable	28,267	36,009
Inventories	38,833	33,665
Other current assets	16,338	5,275

Total current assets	333,230	174,769

Property, plant and equipment, net	69,698	73,234
Other assets	19,157	14,408

Total assets	$422,085	$262,411

LIABILITIES
Accounts payable and accrued liabilities	$43,758	$38,048
Customer prepayments	154,058	56,586

Total current liabilities	197,816	94,634

Other liabilities	436	495

Total liabilities	198,252	95,129

PARTNERS’ EQUITY	223,833	167,282

Total liabilities and partners’ equity	$422,085	$262,411